Exhibit 99.1

Company Contacts: Investors The Trout Group Ian Clements Tel: 415.392.3385 iclements(ãtroutgroup.com Media Katherina Audley Tel: 415.847.7295 katherina.audley(ãbionovo.com

Bionovo Announces Closing of Public Offering of Common Stock

Emeryville, CA – October 31, 2007 – Bionovo, Inc. (NASDAQ: BNVI), a leader in the discovery and development of safe and effective drugs in the areas of women's health and cancer, announced today that it has completed the previously announced public offering of 10,000,000 shares of its common stock at a public offering price of $2.50 per share and 5,000,000 warrants to purchase shares of common stock at $3.50 per share at a price of $0.10 per warrant. The net proceeds to the company of the offering were approximately $24.0 million, after payment of underwriting discounts and commissions, but excluding estimated offering expenses. Bionovo will use the proceeds to advance its clinical programs.

Bionovo has granted the underwriters a 30-day option to purchase up to an additional 15% of the offering to cover over-allotments. All of the shares were offered by Bionovo. BMO Capital Markets Corp. and Canaccord Adams Inc. acted as joint book-running managers for the offering, with Merriman Curhan Ford & Co. (Amex: MEM) acting as a co-manager.

Isaac Cohen, Chairman and CEO of Bionovo, said, “We’re pleased to have the funding to progress our clinical programs, as we strive to bring to market safe and effective therapeutics for currently unmet needs in women’s health. It is unfortunate that, despite new innovations like Bionovo’s, there are many women’s health issues that receive insufficient attention.”

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of common stock was made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement and accompanying prospectus may be obtained from: BMO Capital Markets Corp., Attn: Prospectus Delivery Department, 3 Times Square, New York, New York 10036; Telephone: (212) 702-1969. A prospectus supplement relating to the offering has been filed with the SEC, and is available along with the base prospectus filed with the SEC in connection with the shelf registration, on the SEC's website at http://www.sec.gov.

Bionovo, Inc.

Bionovo is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, “BNVI”. For more information about Bionovo and its programs, visit http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.